Exhibit 10.2

CYGNE DESIGNS, INC.

2006 INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

AGREEMENT, made as of the              day of                     , 20     , by and between Cygne Designs, Inc., a Delaware corporation (the “Company”), and                      (the “Participant”).

W I T N E S S E T H:

WHEREAS, pursuant to the Cygne Designs, Inc. 2006 Incentive Plan (the “Plan”), the Company desires to grant the Participant, and the Participant desires to accept, an award of Restricted Stock on the terms and conditions set forth in this Agreement and the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Restricted Stock. In consideration of his services to the Company as a member of the Board of Directors and its committees, the Company hereby grants to the Participant              shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), subject to the transfer restrictions and risk of forfeiture contained herein (collectively, the “restrictions”) and upon the other terms and conditions set forth in this Agreement and the Plan. During the period which the shares of Common Stock are subject to the restrictions, such shares shall be referred to as “Restricted Stock.”

2. Transfer Restrictions. The Restricted Stock may not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated by the Participant (collectively, the “transfer restrictions”). Any attempted sale, assignment, transfer, disposition, pledge or hypothecation of shares of Restricted Stock shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and issue “stop transfer” instructions to its transfer agent.

3. Risk of Forfeiture. If the Participant’s service with the Company is terminated for any reason (or no reason), all shares of Restricted Stock shall be immediately forfeited to the Company. If the shares of Restricted Stock are forfeited, the Participant shall assign, transfer, and deliver any evidence of the shares of Restricted Stock to the Company and cooperate with the Company to reflect such forfeiture.

4. Lapse of Restrictions. The restrictions to which the shares of Restricted Stock are subject shall lapse, and the shares of Restricted Stock shall vest (and cease to be Restricted Stock hereunder) upon             .

5. Rights as a Stockholder. All voting rights with respect to the Restricted Stock shall be exercisable by the Participant, notwithstanding the restrictions imposed on the Restricted Stock herein. Any cash dividends paid on the Restricted Stock shall be remitted to the Participant. Shares of Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, with respect to the Restricted Stock shall be subject to the restrictions contained herein to the same extent as the Restricted Stock.

6. 83(b) Election. The Participant acknowledges and understands that in general Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the shares of Restricted Stock and the fair market value of the shares of Restricted Stock as of the date certain restrictions on the shares of Restricted Stock lapse. The Participant understands that he may elect to be taxed at the time the shares of Restricted Stock are granted, rather than when and as the shares of Restricted Stock become substantially vested under the Code, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within thirty (30) days from the date of grant. Even if the fair market value of the shares of Restricted Stock at the time of the execution of this Agreement equals the amount paid for the shares of Restricted Stock, the 83(b) Election must be made to avoid income under Section 83(a) in the future. The Participant understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences. The Participant further understands that an additional copy of such 83(b) Election is required to be filed with his federal income tax return for the calendar year in which the date of this Agreement falls. The Participant acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to grant of the shares of Restricted Stock hereunder, and does not purport to be complete. The Participant further acknowledges that the Company has directed him to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which he may reside, and the tax consequences of his death. The Participant assumes all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the shares of Restricted Stock.

7. Stock Certificates. Unless the Committee elects otherwise, the shares of Restricted Stock shall be evidenced by book entries on the Company’s stock transfer records pending the lapse of the restrictions thereon, subject to such stop-transfer orders and other terms deemed appropriate by the Committee to reflect the restrictions applicable to such award. Notwithstanding the foregoing, if any certificate is issued in respect of shares of Restricted Stock, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to restrictions applicable to such award. If a certificate is issued with respect to the Restricted Stock, the Committee may require that the certificate evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed. Upon the lapse of the restrictions, the Company shall instruct the transfer agent to release the shares from the restrictions applicable to such award, subject to the terms of the Plan and applicable law or, in the event that a certificate has been issued, redeliver to the Participant (or his legal representative, beneficiary or heir) share certificates for the shares deposited with it without any legend except as otherwise provided by the Plan, this Agreement or applicable law. If requested by the Company, the Participant shall execute and deliver to the Company a duly signed stock power, endorsed in blank, covering the shares of Restricted Stock.

8. No Service Rights. Nothing contained in the Plan or this Agreement shall confer upon the Participant any right with respect to the continuation of his service with the Company or interfere in any way with the right of the Company at any time to terminate such relationship.

9. Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Participant acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

11. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

CYGNE DESIGNS, INC.

By:
Name:
Title: